INDEPENDENT AUDITORS' REPORT
	To the Trustees and Shareholders of the
Funds of the
WM Variable Trust:
	In planning and performing our audits of the financial statements of WM Variable Trust
Flexible Income Portfolio, WM Variable
Trust Conservative Balanced Portfolio, WM
Variable Trust Balanced Portfolio, WM
Variable Trust Conservative Growth
Portfolio and WM Variable Trust Strategic
Growth Portfolio (all Funds of WM
Variable Trust) (collectively the
"Portfolios") for the year ended December
31, 2003 (on which we have issued our
report dated February 13, 2004), we
considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-
SAR, and not to provide assurance on the Portfolios' internal control.
	The management of the Portfolios is
responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United
States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.
	Because of inherent limitations in any
internal control, misstatements due to error or fraud may occur and not be detected.
Also, projections of any evaluation of
internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.
	Our consideration of the Portfolios' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving the Portfolios' internal control and their operation, including controls for safeguarding securities that we consider to be material weaknesses, as defined above as of December 31, 2003.
	This report is intended solely for the
information and use of management the
Trustees and Shareholders of the Portfolios and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

	Deloitte & Touche LLP
Boston, Massachusetts
	February 13, 2004